Amended and Restated
                                   Schedule A
                                     to the
                            Transfer Agency Agreement
                                 by and between
                                 PIA Mutual Fund
                                       and
                             UMB Fund Services, Inc.



Intending to be legally bound, the undersigned hereby amend and restate this Schedule A to the Transfer Agency Agreement between UMB Fund Services, Inc. and PIA Mutual Fund effective as of the date below.



Name of Funds


PIA Short-Term Government Securities Fund
PIA Total Return Bond Fund
PIA Equity Fund

OCM Gold Fund

PIA BBB Bond Fund









Dated and effective as of the 24th day of April, 2003.



UMB FUND SERVICES, INC.                 PIA MUTUAL FUND


By: /s/ Randy Pavlick                 By: /s/ Flaven Butler
     Authorized Officer                     Authorized Officer

      CUSTOMER IDENTIFICATION PROGRAM ADDENDUM TO TRANSFER AGENT AGREEMENT

THIS ADDENDUM, dated September 29, 2003, modifies the Transfer Agent Agreement by and between UMB Fund Services, Inc. ("UMBFS") and PIA Mutual Fund (the "Trust"), such Transfer Agent Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 326 of the USA PATRIOT Act (the "Act") and final rules adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rules") require the Trust to develop and implement a written customer identification program, which among other things, is designed to verify the identity of any person opening an account and determine whether such person appears on any list of known or suspected terrorists or terrorist organizations;

WHEREAS, in order to assist its transfer agent clients with their customer identification compliance responsibilities under the Act and the Rules, UMBFS has provided to the Trust for its consideration and approval written procedures describing various tools designed to assist in the verification of persons opening accounts with the Trust and determination of whether such persons appear on any list of known or suspected terrorists or terrorist organizations, and the Trust has, after review, selected various procedures and tools to comply with its customer identification program and its obligations under the Act and the Rules (the "Verification Procedures"); and

WHEREAS, the Trust desires to implement the Verification Procedures as part of its overall anti-money laundering program and, subject to the terms of the Rules, delegate to UMBFS the day-to-day operation of the Verification Procedures on behalf of the Trust.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. The Trust acknowledges that it has had an opportunity to review, consider and comment upon and select the Verification Procedures and the Trust has determined that they, as part of the Trust's overall anti-money laundering program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act and the implementing regulations thereunder.

2. Based on this determination, the Trust hereby instructs and directs UMBFS to implement the Verification Procedures on its behalf, as such may be amended or revised from time to time.

3. It is contemplated that the Verification Procedures will be amended from time to time by the parties as directed by the Trust based on its experience in the operation of the Verification Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust's anti-money laundering responsibilities.

4. UMBFS agrees to provide to the Trust (i) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS' anti-money laundering monitoring on behalf of the Trust as provided in this Addendum, (ii) any action taken in response to anti-money laundering violations as described in (i), and (iii) an annual report of its verification activities on behalf of the Trust. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by UMBFS and the Trust's anti-money laundering compliance officer.

5. The Trust hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS' implementation of the Verification Procedures on behalf of the Trust, as they may request, and (2) permit such federal regulators to inspect UMBFS' implementation of the Verification Procedures on behalf of the Trust.

6. Fees and expenses (other than those already set forth in the Agreement) for services to be provided by UMBFS hereunder as well as under that certain Addendum dated as of July 24, 2002 relating to the implementation of certain monitoring procedures under Section 352 of the Act are set forth on Schedule A to this Addendum.

7. This Addendum constitutes the written instructions of the Trust pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement, as previously supplemented, shall remain in full force and effect.

8. This Addendum shall be effective as of October 1, 2003, or, if later, as of the compliance date for the Rules.


IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.


PIA MUTUAL FUND
(the "Trust")



By: /s/ Lloyd McAdams
       Authorized Officer



UMB FUND SERVICES, INC.
("UMBFS")



By: /s/ Randy Pavlick
       Authorized Officer

                                   SCHEDULE A
                                     TO THE
      CUSTOMER IDENTIFICATION PROGRAM ADDENDUM TO TRANSFER AGENT AGREEMENT

                                      FEES




Set up Fee (one time fee)                                                       $1,000/Fund Family

Annual Maintenance Fee                                                          $2,000/Portfolio

Primary Payment Systems, Inc. INDENTITY CHEKSM
Program Search Charges                                                          At cost

Account Set-up Surcharge                                                        $1.00/account
(for non-individual accounts)

Research                                                                        $2.50/research item (Research fees shall
apply each time a shareholder's account activity generates a P-SAR.)

SAR Filing Fee                                                                  $25.00/SAR